Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES INCREASE IN CASH DIVIDEND

Minneapolis, MN (April 24, 2013)  —  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved an increase in its regular quarterly cash dividend to shareholders.  The quarterly dividend of $0.05 per share represents an increase of $0.01 from its previous dividend rate.  The cash dividend will be paid on June 3, 2013 to shareholders of record on the close of business on May 8, 2013.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At March 20, 2013, there were 983 franchises in operation under the brands Plato’s Closet®, Play It Again Sports®, Once Upon A Child®, and Music Go Round®.  An additional 60 retail franchises have been awarded but are not open.  In addition, at March 30, 2013, the Company had a lease portfolio equal to $35.8 million.